Exhibit 99.1

LIGHTWAVE LOGIC APPOINTS FORMER DUPONT EXECUTIVE THOMAS CONNELLY, JR. TO BOARD OF DIRECTORS

Company Continues to Deepen its Optical Polymer Capabilities and Commercial Expertise to Open New Markets for its Advanced Materials

Board Additions of Chemicals and Materials Leader Tom Connelly and Optical Network and AI/Datacenter Optics Executive Yves LeMaitre in August Advances Company Goal of Establishing its Presence in Multiple Verticals

ENGLEWOOD, Colo., September 9, 2024 -- Lightwave Logic, Inc. (NASDAQ: LWLG), a technology platform company leveraging its proprietary electro-optic (EO) polymers to transmit data at higher speeds with less power in a small form factor, announced today that its Board of Directors has appointed former DuPont executive and CEO of the American Chemical Society (ACS) Thomas M. Connelly, Jr., as its newest Board member, effective September 4, 2024.

With the addition to the Board of these two industry experts from the company’s target markets, Lightwave Logic believes it is well-positioned to expand its initial business focus from datacenters and AI clusters connectivity to include other high growth markets, such as materials, organics, quantum/optical computing, aerospace, defense, and storage.

Tom Connelly, Jr. has served as CEO of the American Chemical Society, one of the largest scientific societies with 170,000 members worldwide, and as Chief Innovation Officer of DuPont, where he was a member of its Office of the Chief Executive. Among his responsibilities in chemicals and materials over 35+ years at DuPont were its Performance Polymers and Packaging & Industrial Polymers businesses. He also served as its Chief Science and Technology Officer, with responsibility across business units in the U.S., Europe and Asia. He joined DuPont in 1977, and played key roles in Delrin®, Kevlar®, Sorona® and Teflon®.

Dr. Connelly said, “I am delighted to join Lightwave Logic’s board at such a transformational time for the Company and the silicon photonics ecosystem. I look forward to working with the management team and the other Board members to guide the Company as it ramps up efforts for strategic industrial partnerships and initiatives for its polymer technology platform to be a commercial success.”

Dr. Michael Lebby, Chairman and Chief Executive Officer of Lightwave Logic, added: “We are honored that Tom Connelly has joined our board. His exceptional industry knowledge and deep experience in the polymers business will be an outstanding resource to the Lightwave Logic management team. He is uniquely qualified to help us as we expand our business focus for our EO polymer platform. Tom and Yves LeMaitre, who joined the board in August, each bring tremendous backgrounds to the Board’s collective experience and skillsets, adding expertise in photonics and optical communications for selling innovative connectivity solutions to hyperscalers for front-end Ethernet and back-end AI/machine learning clusters.”

Dr. Connelly holds degrees in chemical engineering (highest honors) and economics from Princeton University, and as a Winston Churchill Scholar he received a PhD in chemical engineering from the University of Cambridge. As a member of the National Academy of Engineering and its committees, he has been chair of the National Academies of Sciences, Engineering, and Medicine’s committee for the Division on Earth and Life Studies. In addition, he has held advisory roles to the U.S. government and Republic of Singapore.

About Lightwave Logic, Inc.

Lightwave Logic, Inc. (NASDAQ: LWLG) develops a platform leveraging its proprietary engineered electro-optic (EO) polymers to transmit data at higher speeds with less power in a small form factor. The company's high-activity and high-stability organic polymers allow Lightwave Logic to create next-generation photonic EO devices, which convert data from electrical signals into optical signals, for applications in data communications and telecommunications markets. For more information, please visit the company's website at www.lightwavelogic.com.

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "explores," "expects," "anticipates," "continue," "estimate," "project," "intend," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, lack of available funding; general economic and business conditions; competition from third parties; intellectual property rights of third parties; regulatory constraints; changes in technology and methods of marketing; delays in completing various engineering and manufacturing programs; changes in customer order patterns; changes in product mix; success in technological advances and delivering technological innovations; shortages in components; production delays due to performance quality issues with outsourced components; those events and factors described by us in Item 1.A "Risk Factors" in our most recent Form 10-K and 10-Q; other risks to which our company is subject; other factors beyond the company's control.

Investor Relations Contact:
Lucas A. Zimmerman
949-259-4987
LWLG@mzgroup.us